AMENDMENT NO. 2 TO PLACEMENT AGENT AGREEMENT

THIS AMENDMENT NO. 2 TO PLACEMENT AGENT AGREEMENT (“Amendment”) is entered into this 11th day of June, 2014 by and between EFactor Group Corp., a Nevada corporation (the “Company”), and Monarch Bay Securities, LLC (the “Placement Agent”).

RECITALS

A.

The Company and the Placement Agent are parties to that certain Placement Agent Agreement dated as of May 8, 2014 (as amended on May 30, 2014, the “Initial Agreement”).

B.

The Company and the Placement Agent wish to amend the Initial Agreement to reduce the Offering Price (as defined in the Initial Agreement) from $0.75 per Share to $0.60 per Share.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows.

1.

Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Initial Agreement, as amended hereby.

2.

Amendment to Initial Agreement.  Section 2(c) to the Initial Agreement is hereby amended by deleting such section in its entirety and inserting in its place the following:

“(c)

The Shares will be sold to the Purchaser(s) at a price of $0.60 per Share (the “Offering Price”).  The purchases of the Shares by the Purchaser(s) shall be evidenced by the execution of Subscription Agreements by each of the Purchasers and the Company.”

3.

Miscellaneous. Except as modified and amended pursuant to this Amendment, the Initial Agreement shall remain in full force and effect.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Amendment will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

EFACTOR GROUP CORP.

By: /s/ Marion Freijsen
Name: Marion Freijsen
Title: COO

MONARCH BAY SECURITIES, LLC

By: /s/ Keith Moore

Name:

Keith Moore

Title: Principal